 Exhibit 99.1

ParkerVision Reports Second Quarter 2024 Results

JACKSONVILLE, Fla., August 13, 2024 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the six months ended June 30, 2024.

 2024 Summary and Recent Developments

●	The Company is awaiting a decision from the United States Court of Appeals for the Federal Circuit (CAFC) in ParkerVision v. Qualcomm (Middle District of Florida - Orlando).

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In July 2024, the CAFC dismissed the appeal, with the ability for reinstatement, determining that it did not have jurisdiction over this case as the district court had never entered a final order on Qualcomm's counterclaims of invalidity.

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On August 1, 2024, at the joint request of the parties, the District Court in the Middle District of Florida dismissed Qualcomm's counterclaims of invalidity without prejudice, thus providing the CAFC jurisdiction.

●	The appeal was resubmitted to the CAFC on August 7, 2024. The CAFC has indicated it will rule on the basis of the briefs previously submitted and the oral arguments heard in November 2023.

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In June 2024, the Company had a joint claim construction hearing in the Western District of Texas that covered claim construction for pending cases against Texas Instruments ("TI") and NXP Semiconductors ("NXP") and second actions against MediaTek and Realtek. The court's formal claim construction orders are expected to be issued in the near term.

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The Company has a number of jury trials scheduled in the Western District of Texas beginning in March 2025 against Realtek, followed by April 2025 against MediaTek, May 2025 against TI and August 2025 against NXP.

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MediaTek, TI and NXP have filed inter partes review ("IPR") petitions against claims related to an aggregate of five of the Company's asserted patents. One such IPR has been instituted to date, against one of the patents asserted against MediaTek. The remaining IPRs are still being briefed.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “We anticipate that a ruling will be forthcoming from the CAFC in the near term now that the issue of jurisdiction has been resolved.  The next twelve months promise to be active as we have four scheduled jury trials in our patent infringement cases in the Western District of Texas.  We will also be vigorously defending our patents at the PTAB which has become a commonly used defense strategy for companies attempting to avoid patent infringement judgements."

Financial Results

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ParkerVision reported a net loss for the second quarter of 2024 of $0.3 million, or $0.00 per common share, compared to net income of $1.4 million, or $0.02 per common share for the second quarter of 2023.   On a year-to-date basis, the Company reported a net loss for the first six months of 2024 of $1.0 million, or $0.01 per common share, compared to net income of $14.5 million, or $.17 per common share for the first six months of 2023.  The 2023 net income was the result of a $25 million patent license and settlement agreement entered into in February 2023, net of contingent fees and expenses.

●	The Company used $1.4 million in cash for operations for the first half of 2024, ending the quarter with $1.0 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products.  ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended.  All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements.  The words “expected,” “anticipate,” and “promise” and similar expressions are intended to identify these forward-looking statements. The Company does not guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company's forward-looking statements.

Forward-looking statements involve risks and uncertainties, and actual results could vary materially from these forward-looking statements.  There are a number of important factors that could cause the Company's actual results to differ materially from those indicated or implied by its forward-looking statements, including those important factors set forth under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2023 and disclosures in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, filed with the Securities and Exchange Commission.  Although the Company may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statement and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

(in thousands)	June 30, 2024	December 31, 2023
Cash and cash equivalents	$1,025	$2,560
Prepaid expenses and other current assets	106	95
Intangible assets & other noncurrent assets	1,257	1,368
Total assets	2,388	4,023

Current liabilities	2,416	2,289
Contingent payment obligations	36,298	37,020
Convertible notes, net of current portion	3,588	3,893
Other long-term liabilities	271	340
Shareholders’ deficit	(40,185)	(39,519)
Total liabilities and shareholders’ deficit	$2,388	$4,023

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2024	2023	2024	2023
Licensing revenue	$-	$-		$25,000
Cost of sales	(58)	(63)	(117)	(106)
Gross margin	(58)	(63)	(117)	24,894

Selling, general and administrative expenses	683	1,125	1,457	13,210
Total operating expenses	683	1,125	1,457	13,210

Interest expense and other	(88)	(107)	(168)	(213)
Change in fair value of contingent payment obligations	502	2,728	722	3,077
Total other income (expense), net	414	2,621	554	2,864

Net (loss) income	$(327)	$1,433	$(1,020)	$14,548

Basic (loss) earnings per common share	$(0.00)	$0.02	$(0.01)	$0.17
Diluted (loss) earnings per common share	$(0.00)	$0.01	$(0.01)	$0.12

Weighted average shares outstanding
Basic	88,683	85,263	88,424	84,570
Diluted	88,683	120,061	88,424	119,700

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Six Months Ended
(in thousands)	June 30,
	2024	2023
Net cash (used in) provided by operating activities	$(1,418)	$12,266
Net cash used in investing activities	-	(1)
Net cash used in financing activities	(117)	(8,174)

Net (decrease) increase in cash and cash equivalents and restricted cash	(1,535)	4,091

Cash and cash equivalents and restricted cash - beginning of period	2,560	109

Cash and cash equivalents and restricted cash - end of period	$1,025	$4,200